Exhibit 10.1
NIC INC. 2006 AMENDED AND RESTATED
STOCK OPTION AND INCENTIVE PLAN

Amendment No. 1 to
2013 Performance-Based Restricted Stock Agreement

This Amendment No. 1 (this “Amendment”) to the 2013 Performance-Based Restricted Stock Agreement (the “Agreement”) is entered into by and between NIC Inc., a Delaware corporation (the “Company”) and William F. Bradley, Jr. (“Mr. Bradley”).

WHEREAS, the Company and Mr. Bradley previously executed that certain 2013 Performance-Based Restricted Stock Agreement (the “Agreement”), pursuant to which Mr. Bradley was awarded 18,842 shares of performance-based restricted stock (the “Shares”), scheduled to vest on February 5, 2016, upon a determination by the Compensation Committee (the “Committee”) of the Board of Directors of the Company that the applicable performance terms and conditions have been satisfied during the period from January 1, 2013 through December 31, 2015 (the “Performance Period”);

WHEREAS, Mr. Bradley is retiring from the Company, effective December 31, 2015, and thus will have been employed by the Company throughout the entire Performance Period;

WHEREAS, the terms of the Agreement call for the forfeiture of unvested performance-based restricted shares in the event that Mr. Bradley does not remain in continuous service with the Company prior to the date when the Committee determines whether the applicable performance-based terms and conditions of the Agreement have been satisfied; and

WHEREAS, in consideration of Mr. Bradley’s many years of dedicated service to the Company, his willingness to periodically, on an as-needed basis, meet with and provide guidance to the Company post-retirement and the fact that he was employed during the entirety of the Performance Period, the Committee has reviewed the costs to the Company and determined that it is appropriate and in the best interests of the Company and its stockholders to amend the Agreement to waive the condition that Mr. Bradley remain in continuous service with the Company through the applicable vesting date and to allow the Shares to vest if, and to the extent that, the applicable performance terms and conditions are determined by the Committee to have been satisfied.

NOW THEREFORE, in consideration of Mr. Bradley’s many years of dedicated service to the Company, his willingness to periodically, on an as-needed basis, meet with and provide guidance to the Company post-retirement and his contributions to the Company during the Performance Period, the parties agree hereto as follows:

The Company hereby waives the service-based condition associated with the Shares held by William F. Bradley, Jr. set forth in Section 2 of the Agreement, and such Shares (together with any notational dividend shares) shall vest if, and to the extent that, such award's performance terms and conditions are determined by the Committee to have been satisfied.  Except as amended hereby, the Agreement shall remain in full force and effect.

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This Amendment No. 1 to the Agreement has been executed and delivered to the parties hereto effective as of December 23, 2015.

NIC, INC.

By:	/s/ Stephen M. Kovzan
Name:	Stephen M. Kovzan
Title:	Chief Financial Officer

GRANTEE

By:	/s/ William F. Bradley, Jr.
Name:	William F. Bradley, Jr.